Exhibit 10.21

Standard Form of Agreement Between Owner and
Construction Manager where the Construction Manager
is NOT a Constructor

AIA Document B801/CMa—Electronic Format

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES: CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document is intended to be used in conjunction with the 1992 editions of AIA Documents B141/CMa. A101/CMa and A201/CMa.

Copyright 1973, 1980, copyright 1992 by The American Institute of Architects, 1735 New York Avenue, N.W., Washington, D.C., 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

AGREEMENT

made as of the 9th day of July in the year of Nineteen Hundred Ninety Nine.
(In words, indicate day, month and year)

BETWEEN the Owner:
(Name and address)
Mohegan Tribal Gaming Authority
One Mohegan Sun Boulevard
Uncasville, CT 06382

and the Construction Manager:
(Name and address)
Perini Building Company, Inc.
73 Mr. Wayte Avenue
P.O. Box 9106
Framingham, MA 01701

for the following Project:
(Include detailed description of Project, location, address and scope.)
Mohegan Sun Resort Phase II Expansion
Mohegan Sun Boulevard
Montville, CT

The Architect is:
(Name and address)
Kohn Pedersen Fox Associates PC
111 West 57th Street
New York, NY 10019

The Owner and Construction Manager agree as set forth below.    See Supplementary Conditions to this Agreement attached hereto.

AIA DOCUMENT B801/CMs - OWNER-CONSTRUCTION MANAGER AGREEMENT - 1992 EDITION - AIA - COPYRIGHT 1992 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.
Electronic Format B801/CMa-1992
User Document: AIA.DOC — 7/14/1999. AIA License Number 109005, which expires on 6/6/2000 — Page #1

TERMS AND CONDITIONS OF AGREEMENT
BETWEEN OWNER AND CONSTRUCTION MANAGER

ARTICLE 1
CONSTRUCTION MANAGER’S
RESPONSIBILITIES

1.1    CONSTRUCTION MANAGER’S SERVICES

1.1.1    The Construction Manager’s services consist of those services performed by the Construction Manager, Construction Manager’s employees and Construction Manager’s consultants as enumerated in Articles 2 and 3 of this Agreement and any other services included in Article 14.

1.1.2    The Construction Manager’s services shall be provided in conjunction with the services of an Architect as described in the edition of AIA Document B141/CMa, Standard Form of Agreement Between Owner and Architect, Construction Manager-Adviser Edition, current as of the date of this Agreement. See Supplementary Conditions

1.1.3    The Construction Manager shall provide sufficient organization, personnel and management to carry out the requirements of this Agreement in an expeditious and economical manner consistent with the interests of the Owner. See Supplementary Conditions

1.1.4    The services covered by this Agreement are subject to the time limitations contained in Subparagraph 13.5.1.

ARTICLE 2
SCOPE OF CONSTRUCTION MANAGER’S
BASIC SERVICES

2.1    DEFINITION

2.1.1    The Construction Manager’s Basic Services consist of those described in Paragraphs 2.2 and 2.3 and any other services identified in Article 14 as part of Basic Services. See Supplementary Conditions

2.2    PRE-CONSTRUCTION PHASE

2.2.1    The Construction Manager shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner.

2.2.2    The Construction Manager shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other.

2.2.3    Based on early schematic designs and other design criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of Construction Cost for program requirements using area, volume or similar conceptual estimating techniques. The Construction Manager shall provide cost evaluations of alternative materials and systems.

2.2.4    The Construction Manager shall expeditiously review design documents during their development and advise on proposed site use and improvements, selection of materials, building systems and equipment, and methods of Project delivery. The Construction Manager shall provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, and possible economies. See Supplementary Conditions

2.2.5    The Construction Manager shall prepare and periodically update a Project Schedule for the Architect’s review and the Owner’s acceptance. The Construction Manager shall obtain the Architect’s approval for the portion of the preliminary project schedule relating to the performance of the Architect’s services. In the Project Schedule, the Construction Manager shall coordinate and integrate the Construction Manager’s services, the Architect’s services and the Owner’s responsibilities with anticipated construction schedules, highlighting critical and long-lead-time items. See Supplementary Conditions

2.2.6    As the Architect progress with the preparation of the Schematic, Design Development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals agreed to by the Owner, Construction Manager and Architect, estimates of Construction Cost of increasing detail and refinement. The estimated cost of each Contract shall be indicated with supporting detail. Such estimates shall be provided for the Architect’s review and the Owner’s approval. The Construction Manager shall advise the Owner and Architect if it appears that the Construction Cost may exceed the latest approved Project budget and make recommendations for corrective action. See Supplementary Conditions

2.2.7    The Construction Manager shall consult with the Owner and Architect regarding the Construction Documents and make recommendations whenever design details adversely affect constructibility, cost or schedules. See Supplementary Conditions

2.2.8    The Construction Manager shall provide recommendations and information to the Owner and Architect regarding the assignment of responsibilities for temporary Project facilities and equipment, materials and services for common use of the Contractors. The Construction Manager shall verify that such requirements and assignment of responsibilities are included in the proposed Contract Documents.

2.2.9    The Construction Manager shall provide recommendations and information to the Owner regarding the allocation of responsibilities for safety programs among the Contractors.

2.2.10    The Construction Manager shall advise on the division of the Project into individual Contracts for various categories of Work, including the method to be used for selecting Contractors and awarding Contracts. If multiple Contracts are to be awarded, the Construction Manager shall review the Construction Documents and make recommendations as required to provide that (1) the Work of the Contractors is coordinated, (2) all requirements for the Project have been assigned to the appropriate Contract, (3) the likelihood of jurisdictional disputes has been minimized, and (4) proper coordination has been provided for phased construction.

2.2.11    The Construction Manager shall prepare a Project construction schedule providing for the components of the Work, including phasing of construction, times of commencement and completion required of each Contractor, ordering and delivery of products requiring long lead time, and the occupancy requirements of the Owner. The Construction Manager shall provide the current Project construction schedule for each set of bidding documents. See Supplementary Conditions

2.2.12    The Construction Manager shall expedite and coordinate the ordering and delivery of materials requiring long lead time.

2.2.13    The Construction Manager shall assist the Owner in selecting, retaining and coordinating the professional services of surveyors, special consultants and testing laboratories required for the Project.

2.2.14    The Construction Manager shall provide an analysis of the types and quantities of labor required for the Project and review the availability of appropriate categories of labor required for critical phases. The Construction Manager shall make recommendations for actions designed to minimize adverse effects of labor shortages. See Supplementary Conditions

2.2.15    The Construction Manager shall assist the Owner in obtaining information regarding applicable requirements for equal employment opportunity programs for inclusion in the Contract Documents.

2.2.16    Following the Owner’s approval of the Construction Documents, the Construction Manager shall update and submit the latest estimate of Construction Cost and the Project construction schedule for the Architect’s review and the Owner’s approval. See Supplementary Conditions

2.2.17    The Construction Manager shall submit the list of prospective bidders for the Architect’s review and the Owner’s approval. See Supplementary Conditions

2.2.18    The Construction Manager shall develop bidders’ interest in the Project and establish bidding schedules. The Construction Manager, with the assistance of the Architect, shall issue bidding documents to bidders and conduct prebid conferences with prospective bidders. The Construction Manager shall assist the Architect with regard to questions from bidders and with the issuance of addenda. See Supplementary Conditions

2.2.19    The Construction Manager shall receive bids, prepare bid analyses and make recommendations to the Owner for the Owner’s award of Contracts or rejection of bids. See Supplementary Conditions

2.2.20    The Construction Manager shall assist the Owner in preparing Construction Contracts and advise the Owner on the acceptability of Subcontractors and material suppliers proposed by Contractors. See Supplementary Conditions

2.2.21    The Construction Manager shall assist the Owner in obtaining building permits and special permits for permanent improvements, except for permits required to be obtained directly by the various Contractors. The Construction Manager shall verify that the Owner has paid applicable fees and assessments. The Construction Manager shall assist the Owner and Architect in connection with the Owner’s responsibility for filing documents required for the approvals of governmental authorities having jurisdiction over the Project.

2.2.22    See Supplementary Conditions

2.3    CONSTRUCTION PHASE—ADMINISTRATION OF THE CONSTRUCTION CONTRACT

2.3.1    The Construction Phase will commence with the award of the initial Construction Contract or purchase order and, together with the Construction Manager’s obligation to provide Basic Services under this Agreement, will end 30 days after final payment to all Contractors is due.

2.3.2    The Construction Manager shall provide administration of the Contracts for Construction in cooperation with the Architect as set forth below and in the edition of AIA Document A201/CMa, General Conditions of the Contract for Construction, Construction Manager-Adviser Edition, current as of the date of this Agreement. See Supplementary Conditions

2.3.3    The Construction Manager shall provide administrative, management and related services to coordinate scheduled activities and responsibilities of the Contractors with each other and with those of the Construction Manager, the Owner and the Architect to endeavor to manage the Project in accordance with the latest approved estimate of Construction Cost, the Project Schedule and the Contract Documents. See Supplementary Conditions

2.3.4    The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress and scheduling. The Construction Manager shall prepare and promptly distribute minutes to the Owner, Architect and Contractors. See Supplementary Conditions

2.3.5    Utilizing the Construction Schedules provided by the Contractors, the Construction Manager shall update the Project construction schedule incorporating the activities of the Contractors on the Project, including activity sequences and durations, allocation of labor and materials, processing of Shop Drawings, Product Data and Samples, and delivery of products requiring long lead time and procurement. The Project construction schedule shall include the Owner’s occupancy requirements showing portions of the Project having occupancy priority. The Construction Manager shall update and reissue the Project construction schedule as required to show current conditions. If an update indicates that the previously approved Project construction schedule may not be met, the Construction Manager shall recommend corrective action to the Owner and Architect. See Supplementary Conditions

2.3.6    Consistent with the various bidding documents, and utilizing information from the Contractors, the Construction Manager shall coordinate the sequence of construction and assignment of space in areas where the Contractors are performing Work.

2.3.7    The Construction Manager shall endeavor to obtain satisfactory performance from each of the Contractors. The Construction Manager shall recommend courses of action to the Owner when requirements of a Contract are not being fulfilled. See Supplementary Conditions

2.3.8    The Construction Manager shall monitor the approved estimate of Construction Cost. The Construction Manager shall show actual costs for activities in progress and estimates for uncompleted tasks by way of comparison with such approved estimate. See Supplementary Conditions

2.3.9    The Construction Manager shall develop cash flow reports and forecasts for the Project and advise the Owner and Architect as to variances between actual and budgeted or estimated costs.

2.3.10    The Construction Manager shall maintain accounting records on authorized Work performed under unit costs, additional Work performed on the basis of actual costs of labor and materials, and other Work requiring accounting records.

2.3.11    The Construction Manager shall develop and implement procedures for the review and processing of applications by Contractors for progress and final payments. See Supplementary Conditions

2.3.11.1    Based on the Construction Manager’s observations and evaluations of each Contractor’s Application for Payment, the Construction Manager shall review and certify the amounts due the respective Contractors.

2.3.11.2    The Construction Manager shall prepare a Project Application for Payment based on the Contractors’ Certificates for Payment.

2.3.11.3    The Construction Manager’s certification for payment shall constitute a representation to the Owner, based on the Construction Manager’s determinations at the site as provided in Subparagraph 2.3.13 and on the data comprising the Contractors’ Applications for Payment, that, to the best of the Construction Manager’s knowledge, information and belief, the Work has progressed to the point indicated and the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the Construction Manager. The issuance of a Certificate for Payment shall further constitute a representation that the Contractor is entitled to payment in the amount certified.

2.3.11.4    The issuance of a Certificate for Payment shall not be a representation that the Construction Manager has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences for the Contractor’s own Work, or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum. See Supplementary Conditions

2.3.12    The Construction Manager shall review the safety programs developed by each of the Contractors for purposes of coordinating the safety programs with those of the other Contractors. The Construction Manager’s responsibilities for coordination of safety programs shall not extend to direct control over or charge of the acts or omissions of the Contractors, Subcontractors, agents or employees of the Contractors or Subcontractors, or any other persons performing portions of the Work and not directly employed by the Construction Manager.

2.3.13    The Construction Manager shall determine in general that the Work of each Contractor is being performed in accordance with the requirements of the Contract Documents, endeavoring to guard the Owner against defects and deficiencies in the Work. As appropriate, the Construction Manager shall have authority, upon written authorization from the Owner, to require additional inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. The Construction Manager, in consultation with the Architect, may reject Work which does not conform to the requirements of the Contract Documents. See Supplementary Conditions

2.3.14    The Construction Manager shall schedule and coordinate the sequence of construction in accordance with the Contract Documents and the latest approved Project construction schedule.

2.3.15    With respect to each Contractor’s own Work, the Construction Manager shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work of each of the Contractors, since these are solely the Contractor’s responsibility under the Contract for Construction. The Construction Manager shall not be responsible for a Contractor’s failure to carry out the Work in accordance with the respective Contract Documents. The Construction Manager shall not have control over or charge of acts or omissions of the Contractors, Subcontractors, or their agents or employees, or any other persons performing portions of the Work not directly employed by the Construction Manager.

2.3.16    The Construction Manager shall transmit to the Architect requests for interpretations of the meaning and intent of the Drawings and Specifications, and assist in the resolution of questions that may arise. See Supplementary Conditions

2.3.17    The Construction Manager shall review requests for changes, assist in negotiating Contractors’ proposals, submit recommendations to the Architect and Owner, and, if they are accepted, prepare Change Orders and Construction Change Directives which incorporate the Architect’s modifications to the Documents. See Supplementary Conditions

2.3.18    The Construction Manager shall assist the Architect in the review, evaluation and documentation of Claims. See Supplementary Conditions

2.3.19    The Construction Manager shall receive certificates of insurance from the Contractors and forward them to the Owner with a copy to the Architect.

2.3.20    In collaboration with the Architect, the Construction Manager shall establish and implement procedures for expediting the processing and approval of Shop Drawings, Product Data, Samples and other submittals. The Construction Manager shall review all Shop Drawings, Product Data, Samples and other submittals from the Contractors. The Construction Manager shall coordinate submittals with information contained in related documents and transmit to the Architect those which have been approved by the Construction Manager. The Construction Manager’s actions shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner or Contractors. See Supplementary Conditions

2.3.21    The Construction Manager shall record the progress of the Project. The Construction Manager shall submit written progress reports to the Owner and Architect including information on each Contractor and each Contractor’s Work, as well as the entire Project, showing percentages of completion. The Construction Manager shall keep a daily log containing a record of weather, each Contractor’s Work on the site, number of workers, identification of equipment, Work accomplished, problems encountered, and other similar relevant data as the Owner may require. See Supplementary Conditions

2.3.22    The Construction Manager shall maintain at the Project site for the Owner one record copy of all Contracts, Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record changes and selections made during construction, and in addition, approved Shop Drawings, Product Data, Samples and similar required submittals. The Construction Manager shall maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations certified by a qualified surveyor or professional engineer. The Construction Manager shall make all such records available to the Architect and upon completion of the Project shall deliver them to the Owner.

2.3.23    The Construction Manager shall arrange for the delivery, storage, protection and security of Owner-purchased materials, systems and equipment that are a part of the Project until such items are incorporated into the Project. See Supplementary Conditions

2.3.24    With the Architect and the Owner’s maintenance personnel, the Construction Manager shall observe the Contractors’ final testing and start-up of utilities, operational systems and equipments.

2.3.25    When the Construction Manager considers each Contractor’s Work or a designated portion thereof substantially complete, the Construction Manager shall, jointly with the Contractor, prepare for the Architect a list of incomplete or unsatisfactory items and a schedule for their completion. The Construction Manager shall assist the Architect in conducting inspections to determine whether the Work or designated portion thereof is substantially complete.

2.3.26    The Construction Manager shall coordinate the correction and completion of the Work. Following issuance of a Certificate of Substantial Completion of the Work or a designated portion thereof, the Construction Manager shall evaluate the completion of the Work of the Contractors and make recommendations to the Architect when Work is ready for final inspection. The Construction Manager shall assist the Architect in conducting final inspections.

2.3.27    The Construction Manager shall secure and transmit to the Architect warranties and similar submittals required by the Contract Documents for delivery to the Owner and deliver all keys, manuals, record drawings and maintenance stocks to the Owner. The Construction Manager shall forward to the Architect a final Project Application for Payment upon compliance with the requirements of the Contract Documents.

2.3.28    Duties, responsibilities and limitations of authority of the Construction Manager as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Construction Manager, Architect and Contractors. Consent shall not be unreasonably withheld. See Supplementary Conditions

2.3.29    See Supplementary Conditions

ARTICLE 3
ADDITIONAL SERVICES
See Supplementary Conditions

3.1    GENERAL

3.1.1    The services described in this Article 3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The Optional Additional Services described under Paragraph 3.3 shall only be provided if authorized or confirmed in writing by the Owner. If services described under Contingent Additional Services in Paragraph 3.2 are required due to circumstances beyond the Construction Manager’s control, the Construction Manager shall notify the Owner prior to commencing such services. If the Owner deems that such services described under Paragraph 3.2 are not required, the Owner shall give prompt written notice to the Construction Manager. If the Owner indicates in writing that all or part of such Contingent Additional Services are not required, the Construction Manager shall have no obligation to provide those services.

3.2    CONTINGENT ADDITIONAL SERVICES

3.2.1    Providing services required because of significant changes in the Project including, but not limited to, changes in size, quality, complexity or the Owner’s schedule.

3.2.2    Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.2.3    Providing services made necessary by the termination or default of the Architect or a Contractor, by major defects or deficiencies in the Work of a Contractor, or by failure of performance of either the Owner or Contractor under a Contract for Construction.

3.2.4    Providing services in evaluating an extensive number of claims submitted by a Contractor or others in connection with the Work.

3.2.5    Providing services in connection with a public hearing, arbitration proceeding or legal proceeding except where the Construction Manager is party thereto.

3.3    OPTIONAL ADDITIONAL SERVICES

3.3.1    Providing services relative to future facilities, systems and equipment.

3.3.2    Providing services to investigate existing conditions or facilities or to provide measured drawings thereof.

3.3.3    Providing services to verify the accuracy of drawings or other information furnished by the Owner.

3.3.4    Providing services required for or in connection with the Owner’s selection, procurement or installation of furniture, furnishings and related equipment.

3.3.5    Providing services for tenant improvements.

3.3.6    Providing any other services not otherwise included in this Agreement.

ARTICLE 4
OWNER’S RESPONSIBILITIES

4.1    The Owner shall provide full information regarding requirements for the Project, including a program which shall set forth the Owner’s objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems, and site requirements.

4.2    The Owner shall establish and update an overall budget for the Project based on consultation with the Construction Manager and Architect, which shall include the Construction Cost, the Owner’s other costs and reasonable contingencies related to all of these costs. See Supplementary Conditions

4.3    If requested by the Construction Manager, the Owner shall furnish evidence that financial arrangements have been made to fulfill the Owner’s obligations under this Agreement. See Supplementary Conditions

4.4    The Owner shall designate a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner, or such authorized representative, shall render decisions in a timely manner pertaining to documents submitted by the Construction Manager in order to avoid unreasonable delay in the orderly and sequential progress of the Construction Manager’s services. See Supplementary Conditions

4.5    The Owner shall retain an architect whose services, duties and responsibilities are described in the edition of ALA Document B141/Cma, Standard Form of Agreement Between Owner and Architect, Construction Manager-Adviser Edition, current as of the date of this Agreement. The Terms and Conditions of the Agreement Between the Owner and Architect shall be furnished to the Construction Manager and shall not be modified without written consent of the Construction Manager, which consent shall not be unreasonably withheld. The Construction Manager shall not be responsible for actions taken by the Architect. See Supplementary Conditions

4.6    The Owner shall furnish structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.

4.7    The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including auditing services the Owner may require to verify the Contractors’ Applications for Payment or to ascertain how or for what purposes the Contractors have used the money paid by or on behalf of the Owner. See Supplementary Conditions

4.8    The Owner shall furnish the Construction Manager with a sufficient quantity of Construction Documents.

4.9    The services, information and reports required by Paragraphs 4.5 through 4.8 shall be furnished at the Owner’s expense, and the Construction Manager shall be entitled to rely upon the accuracy and completeness thereof. See Supplementary Conditions

4.10    Prompt written notice shall be given by the Owner to the Construction Manager and Architect if the Owner becomes aware of any fault or defect in the Project or nonconformance with the Contract Documents.

4.11    The Owner reserves the right to perform construction and operations related to the Project with the Owner’s own forces, and to award contracts in connection with the Project which are not part of the Construction Manager’s responsibilities under this Agreement. The Construction Manager shall notify the Owner if any such independent action will interfere with the Construction Manager’s ability to perform the Construction Manager’s responsibilities under this Agreement. When performing construction or operations related to the Project, the Owner agrees to be subject to the same obligations and to have the same rights as the Contractors. See Supplementary Conditions

4.12    Information or services under the Owner’s control shall be furnished by the Owner with reasonable promptness to avoid delay in the orderly progress of the Construction Manager’s services and the progress of the Work.

4.13    See Supplementary Conditions

ARTICLE 5
CONSTRUCTION COST

5.1    DEFINITION

5.1.1    The Construction Cost shall be the total cost or estimated cost to the Owner of all elements of the Project designed or specified by the Architect.

5.1.2    The Construction Cost shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, plus a reasonable allowance for the Contractors’ overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work during construction. Except as provided in Subparagraph 5.1.3, Construction Cost shall also include the compensation of the Construction Manager and Construction Manager’s consultants. See Supplementary Conditions

5.1.3    Construction Cost does not include the compensation of the Architect and Architect’s consultants, costs of the land, rights-of-way, financing or other costs which are the responsibility of the Owner as provided in Article 4. If any portion of the Construction Manager’s compensation is based upon a percentage of Construction Cost, then Construction Cost, for the purpose of determining such portion, shall not include the compensation of the Construction Manager or Construction Manager’s consultants. See Supplementary Conditions

5.2    RESPONSIBILITY FOR CONSTRUCTION COST

5.2.1    Evaluations of the Owner’s Project budget, preliminary estimates of Construction Cost and detailed estimates of Construction Cost prepared by the Construction Manager represent the Construction Manager’s best judgment as a person or entity familiar with the construction industry. It is recognized, however, that neither the Construction Manager nor the Owner has control over the cost of labor, materials or equipment, over Contractors’ methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Construction Manager cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project budget proposed, established or approved by the Owner, or from any cost estimate or evaluation prepared by the Construction Manager.

5.2.2    No fixed limit of Construction Cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget unless such fixed limit has been agreed upon in writing and signed by the parties hereto. If such a fixed limit has been established, the Construction Manager shall be permitted to include contingencies for design, bidding and price escalation, and shall consult with the Architect to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents, to suggest reasonable adjustments in the scope of the Project, and to suggest inclusion of alternate bids in the Construction Documents to adjust the Construction Cost to the fixed limit. Fixed limits, if any, shall be increased in the amount of any increase in the Contract Sums occurring after execution of the Contracts for Construction. See Supplementary Conditions

5.2.3    If the Bidding or Negotiation Phase has not commenced within 90 days after submittal of the Construction Documents to the Owner, any Project budget or fixed limit of Construction Cost shall be adjusted to reflect changes in the general level of prices in the construction industry between the date of submission of the Construction Documents to the Owner and the date on which proposals are sought. See Supplementary Conditions

5.2.4    If a fixed limit of Construction Cost (adjusted as provided in Subparagraph 5.2.3) is exceeded by the sum of the lowest bona fide bids or negotiated proposals plus the Construction Manager’s estimate of other elements of Construction Cost for the Project, the Owner shall: See Supplementary Conditions

.1	give written approval of an increase in such fixed limit;

.2	authorize rebidding or renegotiating of the Project within a reasonable time;

.3	if the Project is abandoned, terminate in accordance with Paragraph 9.3; or

.4	cooperate in revising the Project scope and quality as required to reduce the Construction Cost.

5.2.5    If the Owner chooses to proceed under Clause 5.2.4.4, the Construction Manager, without additional charge, shall cooperate with the Owner and Architect as necessary to bring the Construction Cost within the fixed limit, if established as a condition of this Agreement.

ARTICLE 6
CONSTRUCTION SUPPORT ACTIVITIES
See Supplementary Conditions

6.1    Construction support activities, if provided by the Construction Manager, shall be governed by separate contractual agreements unless otherwise provided in Article 14.

6.2    Reimbursable expenses listed in Article 14 for construction support activities may be subject to trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment which shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.

ARTICLE 7
OWNERSHIP AND USE OF
ARCHITECT’S DRAWINGS, SPECIFICATIONS
AND OTHER DOCUMENTS
See Supplementary Conditions

7.1    The Drawings, Specifications and other documents prepared by the Architect are instruments of the Architect’s service through which the Work to be executed by the Contractors is described. The Construction Manager may retain one record set. The Construction Manager shall not own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect, and unless otherwise indicated the Architect shall be deemed the author of them and will retain all common law, statutory and other reserved rights, in addition to the copyright. All copies of them, except the Construction Manager’s record set, shall be returned or suitably accounted for to the Architect, on request, upon completion of the Project. The Drawings, Specifications and other documents prepared by the Architect, and copies thereof furnished to the Construction Manager, are for use solely with respect to this Project. They are not to be used by the Construction Manager on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner and Architect. The Construction Manager is granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the performance of the Construction Manager’s services under this Agreement.

All copies made under this license shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect’s copyright or other reserved rights.

ARTICLE 8
ARBITRATION
See Supplementary Conditions

8.1    Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the Construction Industry Arbitration. Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.

8.2    Demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

8.3    No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement signed by the Owner, Construction Manager, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

8.4    The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE 9  TERMINATION, SUSPENSION OR  ABANDONMENT

9.1    This Agreement may be terminated by either party upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

9.2    If the Project is suspended by the Owner for more than 30 consecutive days, the Construction Manager shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Construction Manager’s compensation shall be equitably adjusted to provide for expenses incurred in the interruption and resumption of the Construction Manager’s services. See Supplementary Conditions

9.3    This Agreement may be terminated by the Owner upon not less than seven days’ written notice to the Construction Manager in the event that the Project is permanently abandoned. If the Project is abandoned by the Owner for more than 90 consecutive days, the Construction Manager may terminate this Agreement by giving written notice. See Supplementary Conditions

9.4    Failure of the Owner to make payments to the Construction Manager in accordance with this Agreement shall be considered substantial nonperformance and cause for termination.

9.5    If the Owner fails to make payment when due the Construction Manager for services and expenses, the Construction Manager may, upon seven days’ written notice to the Owner, suspend performance of services under this Agreement. Unless payment in full is received by the Construction Manager within seven days of the date of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, the Construction Manager shall have no liability to the Owner for delay or damage caused to the Owner because of such suspension of services. See Supplementary Conditions

9.6    In the event of termination not the fault of the Construction Manager, the Construction Manager shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Paragraph 9.7.

9.7    Termination Expenses are those costs directly attributable to termination for which the Construction Manager is not otherwise compensated. See Supplementary Conditions

ARTICLE 10  MISCELLANEOUS PROVISIONS

10.1    Unless otherwise provided, this Agreement shall be governed by the law of the place where the Project is located. See Supplementary Conditions

10.2    Terms in this Agreement shall have the same meaning as those in the edition of AIA Document A201/CMa, General Conditions of the Contract for Construction, Construction Manager-Adviser Edition, current as of the date of this Agreement.

10.3    Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion, or the date of issuance of the final Project Certificate for Payment for acts or failures to act occurring after Substantial Completion. See Supplementary Conditions

10.4    Waivers of Subrogation. The Owner and Construction Manager waive all rights against each other and against the Contractors, Architect, consultants, agents and employees of any of them, for damages, but only to the extent covered by property insurance during construction, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201/CMa. General Conditions of the Contract for Construction, Construction Manager-Adviser Edition, current as of the date of this Agreement. The Owner and Construction Manager each shall require similar waivers from their Contractors, Architect, consultants, agents, and persons or entities awarded separate contracts administered under the Owner’s own forces.

10.5    The Owner and Construction Manager, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither Owner nor Construction Manager shall assign this Agreement without the written consent of the other. See Supplementary Conditions

10.6    This Agreement represents the entire and integrated agreement between the Owner and Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager. See Supplementary Conditions

10.7    Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Construction Manager.

10.8    Unless otherwise provided in this Agreement, the Construction Manager and the Construction Manager’s consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

10.9-10.16    See Supplementary Conditions

ARTICLE 11
INSURANCE
See Supplementary Conditions

11.1    CONSTRUCTION MANAGER’S LIABILITY INSURANCE

11.1.1    The Construction Manager shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Construction Manager from claims set forth below which may arise out of or result from the Construction Manager’s operations under this Agreement and for which the Construction Manager may be legally liable.

.1	claims under workers compensation, disability benefit and other similar employee benefit acts which are applicable to the operations to be performed;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of the Construction Manager’s employees;

.3	claims for damages because of bodily injury, sickness or disease, or death of any person other than the Construction Manager’s employees;

.4
claims for damages insured by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Construction Manager, or (2) by another person;

.5	claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6	claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle.

11.1.2    The insurance required by Subparagraph 11.1.1 shall be written for not less than limits of liability specified in Article 14 or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of operations under this Agreement until date of final payment and termination of any coverage required to be maintained after final payment.

ARTICLE 12
PAYMENTS TO THE CONSTRUCTION MANAGER

12.1    DIRECT PERSONNEL EXPENSE

12.1.1    Direct Personnel Expense is defined as the direct salaries of the Construction Manager’s personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits. See Supplementary Conditions

12.2    REIMBURSABLE EXPENSES

See Supplementary Conditions

12.2.1    Reimbursable Expense are in addition to compensation for Basic and Additional Services and include expenses incurred by the Construction Manager and Construction Manager’s employees and consultants in the interest of the Project, as identified in the following Clauses.

12.2.1.1    Expense of transportation in connection with the Project, expenses in connection with authorized out-of-town travel; long-distance communications; and fees paid for securing approval of authorities having jurisdiction over the Project.

12.2.1.2    Expense of reproductions, postage, express deliveries, electronic facsimile transmissions and handling of Drawings, Specifications and other documents.

12.2.1.3    If authorized in advance by the Owner, expense of overtime work requiring higher than regular rates.

12.2.1.4    Expense of additional insurance coverage or limits requested by the Owner in excess of that normally carried by the Construction Manager.

12.3    PAYMENTS ON ACCOUNT OF BASIC SERVICES

12.3.1    An initial payment as set forth in Paragraph 13.1 is the minimum payment under this Agreement. See Supplementary Conditions

12.3.2    Subsequent payments for Basic Services shall be made monthly and, where applicable, shall be in proportion to services performed within each phase of service, on the basis set forth in Subparagraph 13.2.1. See Supplementary Conditions

12.3.3    If and to the extent that the time initially established in Subparagraph 13.5.1 of this Agreement is exceeded or extended through no fault of the Construction Manager, compensation for any services rendered during the additional period of time shall be computed in the manner set forth in Subparagraph 13.3.1. See Supplementary Conditions

12.3.4    When compensation is based on a percentage of Construction Cost and any portions of the Project are deleted or otherwise not constructed, compensation for those portions of the Project shall be payable to the extent services are performed on those portions, in accordance with Subparagraph 13.2.1, based on (1) the lowest bona fide bids or negotiated proposals, or (2) if no such bids or proposals are received, the latest approved estimate of such portions of the Project. See Supplementary Conditions

12.4    PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES AND REIMBURSABLE EXPENSES

See Supplementary Conditions

12.4.1    Payments on account of the Construction Manager’s Additional Services and for Reimbursable Expenses shall be made monthly upon presentation of the Construction Manager’s statement of services rendered or expenses incurred.

12.5    PAYMENTS WITHHELD

12.5.1    No deductions shall be made from the Construction Manager’s compensation on account of penalty, liquidated damages or other sums withheld from payments to Contractors, or on account of the cost of changes in Work other than those for which the Construction Manager has been found to be liable.

12.6    CONSTRUCTION MANAGER’S ACCOUNTING RECORDS

See Supplementary Conditions

12.6.1    Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of a multiple of Direct Personnel Expense shall be available to the Owner or the Owner’s authorized representative at mutually convenient times.

ARTICLE 13
BASIS OF COMPENSATION

The Owner shall compensate the Construction Manager as follows:

13.1    AN INITIAL PAYMENT of Dollars ($ ) shall be made upon execution of this Agreement and credited to the Owner’s account at final payment. See Supplementary Conditions

13.2    BASIC COMPENSATION

13.2.1    FOR BASIC SERVICES, as described in Article 2, and any other services included in Article 14 as part of Basic Services, Basic Compensation shall be computed as follows:

For Pre-Construction Phase Services:
(Insert basis of compensation, including stipulated sums, multiples or percentages.)
See Supplementary Conditions

For Construction Phase Services:
(Insert basis of compensation, including stipulated sums, multiples or percentages.)
See Supplementary Conditions

13.3    COMPENSATION FOR ADDITIONAL SERVICES

13.3.1    FOR ADDITIONAL SERVICES OF THE CONSTRUCTION MANAGER, as described in Article 3 , and any other services included in Article 14 as Additional Services, compensation shall be computed as follows:
(Insert basis of compensation, including rates and/or multiples of Direct Personnel Expense for Principals and employees. and identify Principals and classify employees, if required. Identify specific services to which particular methods of compensation apply, if necessary.)
See Supplementary Conditions

13.4    REIMBURSABLE EXPENSES

13.4.1    FOR REIMBURSABLE EXPENSES, as described in Paragraph 12.2, and any other items included in Article 14 as Reimbursable Expenses, a multiple of (            ) times the expenses incurred by the Construction Manager and the Construction Manager’s employees and consultants in the interest of the Project. See Supplementary Conditions

13.5    ADDITIONAL PROVISIONS

13.5.1    IF THE BASIC SERVICES covered by this Agreement have not been completed within (            ) months of the date hereof, through no fault of the Construction Manager, extension of the Construction Manager’s services beyond that time shall be compensated as provided in Subparagraphs 12.3.3 and 13.3.1. See Supplementary Conditions

13.5.2    Payments are due and payable (            ) days from the date of the Construction Manager’s invoice. Amounts unpaid (            ) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Construction Manager.
(Insert rate of interest agreed upon.)
See Supplementary Conditions

(Usury laws and requirements under the Federal Truth in Lending Act. similar state and local consumer credit laws and other regulations at the Owner’s and Construction Manager’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

13.5.3    The rates and multiples set forth for Additional Services shall be annually adjusted in accordance with normal salary review practices of the Construction Manager.

ARTICLE 14  OTHER CONDITIONS OR SERVICES

(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

See Supplementary Conditions Last Revised July 8, 1999 which amend or modify this Agreement, form a part of the Contract Documents and are incorporated herein by this reference as though specifically set forth in full in this Agreement.

14.1    LIMITS ON INSURANCE

The insurance required by Article 11 shall be written for not less than the following limits, or greater if required by law:
(Insert the specific dollar amounts for the appropriate insurance limits of liability.)
See Supplementary Conditions

This Agreement entered into as of the day and year first written above.

OWNER Mohegan Tribal Gaming Authority		CONSTRUCTION MANAGER Perini Building Company, Inc.

By:	/s/ ROLAND J. HARRIS	By:	/s/ PETER RIZZUTO
	Roland J. Harris Chairman, Management Board		Peter Rizzuto Sr. VP, General Manager Eastern U.S. Division

The undersigned joins in the execution of this Agreement solely for the provisions of Article 8 hereof to the extent applicable to the undersigned.

The Mohegan Tribe of Indians of Connecticut

By:	/s/ ROLAND J. HARRIS
Roland J. Harris Chairman, Tribal Council

SUPPLEMENTARY CONDITIONS TO THE AGREEMENT BETWEEN OWNER AND CONSTRUCTION MANAGER AIA B801 CMa, 1992 EDITION

These Supplementary Conditions clarify or modify the Agreement in the manner hereinafter set forth. Where any Article, Paragraph, Subparagraph or Clause of the Agreement is modified or deleted by these Supplementary Conditions, the unaltered provision of such Article, Paragraph, Subparagraph or Clause shall remain in effect. Cross-reference s to any Article, Paragraph, Subparagraph or Clause of the Agreement throughout the Agreement shall refer to such Article, Paragraph, Subparagraph or Clause as revised by the terms of these Supplementary Conditions.

GENERAL REVISIONS

1.	Each reference to “Architect” contained in AIA Form B801/CM is hereby deleted and replaced with the words “Design Professional”.

2.	Each reference to Owner’s “approval” contained in AIA Form B801/CM is hereby deleted and replaced with the word “acceptance”.

3.
The term “Contractor” contained in AIA Form B801/CM shall mean, as the context requires, either “Construction Contractor”, “Design Build Contractor” or “Trade Management Contractor”, and the term “Construction Contract” shall mean, as the context requires, either “Construction Contract”, “Design Build Contract” or “Trade Management Contract”.

ARTICLE 1

1.1.2    Subparagraph 1.1.2 is hereby amended in the following manner:

(A)    In the third line of Subparagraph 1.1.2, the following phrase is hereby inserted after the words “AIA Document B141/Cma”: “1992”.

(B)    In the sixth line of Subparagraph 1.1.2, the following phrase is hereby inserted after the word “Agreement”; “and in coordination with all services of the Design Professional (the “Design Professional Agreement”)’.

1.1.3    Subparagraph 1.1.3 is hereby amended in the following manner:

At the end of Subparagraph 1.1.3, the following is hereby added:

As part of the Basic Services (Exhibit A), the Construction Manager shall provide all resources necessary to manage, coordinate and expedite the Work (i) currently under way at the Project site and all Work to be commenced in conjunction with the Project; (ii) any replacement work for work damaged by fire or other cause during construction except where the cost of such replacement work is included within the insurance coverage for the Project; (iii) as a result of the termination, for any cause, of a Construction Contractor: (iv) relative to future facilities, systems and equipment: (v) required for or in connection with the Owner’s selection and procurement or installation of furniture, furnishings and related equipment, including without limitation casino equipment, low voltage works, audiovisual works, sound systems, and security works; and (vi) in the evaluation of contractual claims, irrespective of numbers, submitted by the Construction Contractor(s). The Construction Manager agrees that it shall make its best efforts to perform the Construction Manager’s Basic Services in accordance with the Owner’s schedule requirements as forth in Exhibit B attached hereto and by this reference made a part hereof (the “Schedule”). Construction Manager will utilize its best efforts to perform the Work in accordance with the Schedule and agrees to dedicate such personnel and other resources as may be necessary to ensure the Work is continuously managed and performed in a diligent, skilled and workman like manner. However, regardless of Construction Manager’s fault or negligence to provide best efforts, Owner shall not seek, and shall not be entitled to, damages of any kind from the Construction Manager as a result of delays to the Schedule. The Construction Manager shall commence to perform the services required for the Project and shall diligently and continuously prosecute its Services with the services of others, including, without limitation, the Design Professional and other consultants, being performed with respect to the Project in accordance with the Schedule, as may be amended by the Owner from time to time, and other scheduling requirements in this Agreement so as not to delay the commencement, progress or completion of the whole or any part of the services required to be performed for the Project or the Work required to be performed pursuant to the Contracts for Construction. The Construction Manager shall continuously monitor and update the Schedule and shall be fully familiar with the timing, phasing and sequence of the services required for the Project and of the other services to be performed with respect to the Project and shall perform the services for the Project in accordance with the requirements of the Schedule, including any revisions thereto made by the Owner; provided, however, that the Construction Manager’s obligation to perform the Basic Services described and/or set forth anywhere in the Agreement is subject to the precedent obligation of the Owner to reimburse to Construction Manager for the Construction Manager’s General Conditions costs, an estimate of which is attached hereto as Exhibit C.

ARTICLE 2

2.1.1    Subparagraph 2.1.1 is hereby amended in the following manner:

(A)    In the third line of Subparagraph 2.1.1, the following phrase is hereby inserted after the phrase “Article 14”: “and elsewhere in the Agreement”.

(B)    At the end of Subparagraph 2.1.1, the following is hereby added:

The Basic Services set forth in the Agreement shall be provided as required for the Project. The Construction Manager shall submit to the Owner an organizational chart indicating lines of authority for senior personnel. This organizational chart shall be reviewed with the Owner and upon agreement shall form part of the Contract Documents (hereafter referred to as “the Chart”) (Exhibit D). The Construction Manager shall provide the personnel designated in the Chart as the Construction Manager’s employees, and such other personnel as requested, from time to time, by the Owner. The Construction Manager shall be responsible for all wages and benefits to be paid to, or on behalf of, all personnel provided by the Construction Manager and/or by any of its partners, parents, subsidiaries or affiliates, at any tier. The Construction Manager agrees and acknowledges that changes to the Chart may be made from time to time to reflect increases or decreases in the resource requirements for the Project. The Construction Manager may not unilaterally replace, remove or add to any personnel assigned to the Project without first obtaining the Owner’s prior written acceptance of such action, which acceptance shall not be unreasonably withheld.

2.2.4    Subparagraph 2.2.4 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.2.4, the following phrase is hereby inserted after the words “Construction Manager”: “, in conjunction with the Design Professional and other consultants,”

(B)    In the sixth line of Subparagraph 2.2.4, the following phrase is hereby inserted after the word “on”: “proposed site use and improvements,”.

2.2.5    Subparagraph 2.2.5 is hereby amended in the following manner:

(A)    In the second line of Subparagraph 2.2.5, the words “and periodically update a” are hereby deleted and replaced with the words “, continuously monitor and periodically update”.

(B)    In the second, fourth, sixth and eighth lines of Subparagraph 2.2.5, the following phrase is hereby inserted after the word “Design Professional’s”: “and other consultants”.

(C)    At the end of Subparagraph 2.2.5, the following is hereby added:

On the Project Schedule, the Construction Manager shall identify, and recommend to the Owner, the Design Professional and other consultants, a procurement schedule clearly indicating those items of work that require early procurement to maintain the completion date for a part or whole of the Project. Upon the Owner’s, the Design Professional’s and other consultants’ agreement, the procurement schedule shall become part of the Contract Documents for the Construction Manager, the Design Professional and other consultants. The Owner, the Design Professional and other consultants shall thereafter be obligated to select such materials and equipment as can be delivered in compliance with the Project Schedule.”

2.2.6    Subparagraph 2.2.6 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.2.6, the following phrase is hereby inserted after the word “Design Professional”: “,and other consultants,”

(B)    In the sixth line of Subparagraph 2.2.6, the following phrase is hereby inserted after the word “refinement”: “based upon data, drawings, specifications and other documents provided by the Design Professional and other consultants”.

(C)    In the ninth line of Subparagraph 2.2.6, the following phrase is hereby inserted after the words “Design Professional”: “and other consultants as appropriate,”

(D)    In the eleventh line of Subparagraph 2.2.6, the following phrase is hereby inserted after the word “Cost”: “, of any elements,”.

2.2.7    Subparagraph 2.2.7 is hereby amended in the following manner:

In the second line of Subparagraph 2.2.7, the word “and” is hereby deleted and replaced with the phrase “, Design Professional and other consultants”.

2.2.11    Subparagraph 2.2.11 is hereby amended in the following manner:

(A)    In the sixth line of Subparagraph 2.2.11, the following phrase is hereby inserted after the words “long lead time”: “Owner supplied items including delivery and installation,”.

(B)    After the first sentence of Subparagraph 2.2.11, the following sentence is inserted: “In the event Owner requires the Construction Manager to schedule the delivery and installation of Owner supplied equipment, Owner shall provide Construction Manager, in a timely manner, with all necessary information relative to the equipment and its delivery.”

2.2.14    Subparagraph 2.2.14 is hereby amended in the following manner:

(A)    In the second, third and sixth lines of Subparagraph 2.2.14, the following words are hereby inserted after the word “labor”: “and materials”.

(B)    In the fourth line of Subparagraph 2.2.14, the word “critical” is hereby deleted and replaced with the word “all”.

2.2.16    Subparagraph 2.2.16 is hereby amended in the following manner:

In the fourth line of Subparagraph 2.2.16, the following words are hereby inserted after the word “Design Professional’s”: “and other consultants as appropriate,”

2.2.17    Subparagraph 2.2.17 is hereby amended in the following manner:

At the end of Subparagraph 2.2.17, the following is hereby added:

The Construction Manager agrees to implement the procedures described in the (Mohegan) Tribal Employment Rights Ordinance (Exhibit E) or as otherwise developed by the Owner so that preference be given in the recruiting, prequalification, negotiation and selection of all Contractors, Subcontractors, vendors and suppliers to business entities or persons which have been certified, by the Owner, and subsequently qualified by the Owner, based upon the recommendation of the Construction Manager (hereafter referred to as “Certified Entities”) in all employment categories relating the construction of the Project.

2.2.18    Subparagraph 2.2.18 is hereby amended in the following manner:

(A)    In the fourth line of Subparagraph 2.2.18, the following phrase is hereby inserted after the word “Design Professional”: “, shall, if requested in writing by the Owner, submit to the Owner, for it’s review and acceptance, the proposed bidding documents. Upon the written acceptance of the Owner, in those instances where the Owner has requested to review and accept the bidding documents and subsequently given acceptance thereof; and in all other instances, the Construction Manager”.

(B)    At the end of Subparagraph 2.2.18, the following is hereby added:
Copies of all questions submitted by the various bidders, and responses provided by the Design Professional with the assistance of the Construction Manager shall be forwarded to the Owner.

2.2.19    Subparagraph 2.2.19 is hereby amended in the following manner:

In the first line of Subparagraph 2.2.19, the following phrase is hereby inserted after the words “receive bids”: “, advise the Owner of the bids received, privately open the bids in the presence of the Owner (as requested by Owner), and thereafter. Nothing herein will preclude either descoping of bidders or the use of ‘best and final’ procedures after receipt of initial bids.”

2.2.20    Subparagraph 2.2.20 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.2.20, the words “assist the Owner in preparing Construction Contracts and” are hereby deleted and replaced with the word “prepare Construction Contracts to the satisfaction of the Owner and shall”.

(B)    The following sentence is added at the end of Subparagraph 2.2.20: “Such Construction Contracts shall make it clear that the Construction Manager is acting as the Agent for the Owner, and that the Construction manager shall not be liable to Construction Contractors for any sums not paid to Construction Manager on behalf of the Construction Contractors.”

2.2.22    GUARANTEED MAXIMUM PRICE PROPOSAL AND CONTRACT TIME

2.2.22.1    On or about October 1, 1999, when the Design Development Phase is complete and the Design Professional has delivered Design Development Drawings to the Construction Manager, the Construction Manager shall commence preparation of a Guaranteed Maximum Price offer (the “GMP Offer”) to complete the balance of the Project. The GMP Offer shall include a date of Substantial Completion upon which the Guaranteed Maximum Price is based. Within ninety (90) days thereafter, the Construction Manager shall deliver the GMP Offer to the Owner. The Parties shall enter into good faith negotiations concerning the terms and conditions of the GMP Offer.

2.2.22.2    The Parties acknowledge that the GMP Offer will likely (a) contain significant changes to the terms and conditions of this Agreement, (b) result in the restructuring of the method of procuring Construction Contractors, and (c) result in the redrafting of many of the corollary documents, including, but not limited to, the Construction Contracts which have previously been developed for use on the Project.

2.3.2    Subparagraph 2.3.2 is hereby amended by deleting the phrase “current as of the date of the Agreement” and adding: “ and Supplementary General Conditions dated June 9, 1999 and attached hereto as Exhibit F.”

2.3.3    Subparagraph 2.3.3 is hereby amended in the following manner:

(A)    In the second line of Subparagraph 2.3.3, the following words are hereby inserted after the word “services”: “and resources”.

(B)    In the fifth line of Subparagraph 2.3.3, the following words are hereby inserted after the word “Design Professional”: “and other consultants”.

2.3.4    Subparagraph 2.3.4 is hereby amended in the following manner:

(A)    In the second line of Subparagraph 2.3.4, the following phrase is hereby inserted after the word “meetings”: “with the Owner, the Design Professional, other consultants and Contractors”.

(B)    In the fifth line of Subparagraph 2.3.4, the following phrase is hereby inserted after the word “Design Professional”: “, other consultants”.

2.3.5    Subparagraph 2.3.5 is hereby amended in the following manner:

(A)    In the ninth line of Subparagraph 2.3.5, the following phrase is hereby inserted after the word “requirements”: “, including the supply and installation of Owner supplied items (subject to the provisions of Subparagraph 2.2.11),”.

(B)    In the eleventh line of Subparagraph 2.3.5, the following phrase is hereby inserted after the word “schedule”: “, at a maximum of once monthly, and as requested by the Owner,”

2.3.7    Subparagraph 2.3.7 is hereby amended in the following manner:

In the second line of Subparagraph 2.3.7, the following words are hereby inserted after the word “Contractors”: “in accordance with the Contract Documents applicable to each”.

2.3.8    Subparagraph 2.3.8 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.3.8, the following phrase is hereby inserted after the word “Manager”: “, together with the Owner,”

(B)    At the end of Subparagraph 2.3.8, the following words are hereby added:

The Construction Manager shall develop and implement, and subject to the Owner’s acceptance, a cost-control system. The cost control system shall, at a minimum, be such that the Owner (i) can make timely decisions on whether or not to proceed with change work, (ii) can obtain the anticipated final construction cost of the Project to make decisions thereon and (iii) show a change in period of committed and/or anticipated construction cost. The Construction Manager shall furnish a detailed cost report, based upon the approved cost control system, to the Owner at a minimum of one report per month, or as otherwise requested by the Owner in writing.

2.3.11    Subparagraph 2.3.11 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.3.11, the following phrase is hereby inserted after the word “Manager”: “, together with the Owner,”.

2.3.11.4    Subparagraph 2.3.11.4 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.3.11.4, the word “not” is hereby deleted in its entirety.

(B)    In the third line of Subparagraph 2.3.11.4, the words “exhaustive or continuous” are deleted, and the word “reasonable” inserted, and the word “off-site” is added after the word “on-site”.

(C)    In the sixth line the word “or” is inserted after the word “procedures”.

(D)    At the end of the first sentence the following words are deleted: “or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum”

2.3.13    Subparagraph 2.3.13 is hereby amended in the following manner:

In the eleventh line of Subparagraph 2.3.13, the following phrase is hereby inserted after the phrase “Design Professional,”: “and after notification to the Owner,”.

2.3.16    Subparagraph 2.3.16 is hereby amended in the following manner:

At the end of Subparagraph 2.3.16 the following is hereby added:

The Construction Manager shall forward copies of the requests for interpretations of the meaning and intent of the Drawings and Specifications, and responses thereto, to the Owner for its records and action, if necessary.

2.3.17    Subparagraph 2.3.17 is hereby amended in the following manner:

In the third line of Subparagraph 2.3.17, the following phrase is hereby inserted after the word “Owner”: “within ten days of receipt of requests for change, or Contractors’ proposals”.

In the fourth line of Subparagraph 2.3.17, the following phrase is hereby inserted after the word “prepare”: “and execute as agent of the Owner”.

2.3.18    Subparagraph 2.3.18 is hereby amended in the following manner:

In the first line of Subparagraph 2.3.18, the following words are hereby inserted after the word “assist”: “the Owner and”.

2.3.20    Subparagraph 2.3.20 is hereby amended in the following manner:

In the first and ninth lines of Subparagraph 2.3.20, the following phrase is hereby inserted after the word “Design Professional”: “, and other consultants as applicable,”.

2.3.21    Subparagraph 2.3.21 is hereby amended in the following manner:

In the third line of Subparagraph 2.3.21, the words “progress reports percentages of completion” are hereby deleted and replaced with the words “reports detailing, at a minimum, (i) the current status of the Project as it relates to the approved Project schedule, (ii) a look-ahead at the work to be progressed in the forth-coming month, (iii) actions to be taken where the work of contractors is failing to meet the approved Project schedule, (iv) the impact, if any, of change(s) issued during the previous month and actions needed to maintain the agreed to end date, (v) a listing of the requests for interpretations outstanding and the period they have been outstanding, (vi) bids to be issued during the forth-coming month, (vii) bids received and being analyzed, including their current status, (viii) Contract status on Contracts issued or where the Owner has approved the award of the work, (ix) a cost report indicating the current anticipated completion cost, (x) major reasons for movement of cost during the previous month, (xi) items of change awaiting Owner decision, (xii) contractual claim status log, (xiii) change order status log, (xiv) Contracts closed out, (xv) Value of construction, and related work, paid for by the Owner as it relates to the approved cash flow forecast and the movement during the previous month. Such reports are to be submitted to the Owner at a minimum of monthly, or as otherwise requested, in writing, by the Owner. The actual format and the manner of providing the progress report(s) shall be subject to the acceptance of the Owner.”

2.3.23    Subparagraph 2.3.23 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 2.3.23, the following phrase is hereby inserted after the word “shall”: “coordinate with the necessary Consultants, contractors, etc. and”.

(B)    In the third line of Subparagraph 2.3.23, the following phrase is hereby added after the word “equipment”: “including such items as furniture, furnishings and related equipment, including, without limitation, casino equipment, low voltage audiovisual works, sound systems, and security works works, chandeliers, light sconces, etc.”.

(C)    The following sentence is added to the end of Subparagraph 2.3.23: “The delivery, storage, protection and security of Owner purchased materials, systems and equipment referenced above will be provided by a third party and the cost is not included in the Construction Manager’s General Conditions Budget.”

2.3.28    Subparagraph 2.3.28 is hereby amended in the following manner:

In the fourth and fifth lines, the words “Owner, Construction Manager, Design Professional and Contractors” are hereby deleted and replaced with the words “Owner and the Construction Manager”.

2.3.29    New Subparagraph 2.3.29 is hereby added as follows:

“By performing the services contemplated by this Agreement, Construction Manager does not assume any of the responsibilities of any of the Construction Contractors or Design-Build Contractors, nor of the Design Professional, the Developer, the Owner or any of the Owner’s other contractors and/or consultants. No review, consultation, advice, recommendation, coordination, analysis, assistance or other form of participation in the Project, whatever form that may be, is intended to, nor shall it be construed to, relieve any of the Construction Contractors or Design-Build Contractors, the Design Professional, the Developer, the Owner or any of the Owner’s other contractors and/or consultants of its and/or their respective professional and/or contractual obligations. The failure of any Construction Contractor or Design-Build Contractor, the Design Professional, the Developer, the Owner or any of the Owner’s other contractors and/or consultants to perform in accordance with its and/or their respective professional and/or contractual obligations shall not be considered a breach of this Agreement or malfeasance by Construction Manager.”

ARTICLE 3

Article 3 is deleted in its entirety and replaced by the following language:

The Construction Manager shall perform all services as Basic Services, subject to the obligation of the Owner to compensate the Construction Manager (and adjust that compensation as appropriate), as provided in Article 13.2.1.

ARTICLE 4

4.2    Paragraph 4.2 is hereby amended in the following manner:

(A)    In the second line, the word “Project” is replaced by the word “Work”.

(B)    In the fourth line of Paragraph 4.2, the following phrase is inserted after the word “costs”: “(presented in a manner and format as may be determined by Owner so as to protect Owner’s confidentiality relative to other project professional fees)”

4.3    Paragraph 4.3 is hereby amended by adding the following phrase after the word “Manager” in the first line: “(which request may only be made if there is a material and substantial change in the scope of the Project)”; and by adding the following sentence at the end of Paragraph 4.3: “Prior to the execution of this Agreement, Owner has provided to the Construction Manager evidence that financial arrangements have been made to fulfill Owner’s responsibilities under this Agreement, receipt of which is acknowledged by the Construction Manager.”

4.4    Paragraph 4.4 is hereby deleted in its entirety and replaced as follows:

The Construction Manager hereby acknowledges and agrees that the Owner has engaged a Developer, with the exclusive right and obligation to provide development services in respect of the design, construction, equipping and opening of the Project, and that the Owner has delegated to the Developer its responsibilities under the Construction Management Agreement, architectural and other agreements with development professionals in order to allow the Developer to supervise, direct and administer the duties, activities and functions of the Design Professional and the Construction Manager. Such responsibilities refer, in part to the programming (including concept development), design and construction of the Project. The Developer shall have full power, and complete authority, to supervise the Project on behalf of the Owner in connection with the Agreement in all matters related to the performance of the Work. The Developer shall advise the Owner when interpreting and deciding matters concerning the performance of the Construction Manager and/or requirements of the Contract Documents. The Construction Manager shall fully cooperate with the Developer in its performance of the Work. Notwithstanding the foregoing, or anything contained herein to the contrary, the Developer’s review and supervision of the Work, shall not, in any way, relieve the Construction Manager of any of its obligations set forth herein, including, without limitation, its full responsibility for the performance of the Work in a manner that is consistent with the Contract Documents. The Construction Manager hereby acknowledges and agrees, and shall cause each contractor and entity approved of by the Owner to acknowledge and agree, that (a) the performance of any of the foregoing services by the Developer shall not serve as the basis for a claim or for a defense to any claim or counterclaim of the Owner against the Construction Manager, any contractor and entity approved of by the Owner and (b) notwithstanding the engagement of the Developer, changes to the Work and amendments to the Contract Documents shall only become effective pursuant to the terms of the Contract Documents related thereto regardless of any usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the provisions of the Contract Documents, unless the same is effected in writing by the Owner or the Construction Manager as agent of the Owner pursuant to Subparagraph 2.3.17 of this Agreement.

4.5    Paragraph 4.5 is hereby amended in the following manner:

(A)    In the second line of Paragraph 4.5, the words “edition of and Design Professional” are hereby deleted and replaced with the words “Design Professional Agreement.”.

(B)    The second sentence is amended by inserting the word “nonpayment” after the word “The”, by inserting the words “and any amendments thereto” after the word “Design Professional”, and by deleting the phrase: “and shall not be modified without consent of the Construction Manager, which consent shall not be unreasonably withheld.”.

4.7    Paragraph 4.7 is hereby amended in the following manner:

(A)    In the first line of Paragraph 4.7, the phrase “, accounting” is hereby deleted in its entirety.

(B)    The phrase “If the Owner deems necessary” is inserted at the beginning of the first sentence.

(C)    In the second line of Paragraph 4.7, the following words are hereby inserted after the word “services”: “in connection with the Contracts”.

(D)    The word “Construction” is added before the word “Contractors” in the fourth and sixth lines.

4.9    Paragraph 4.9 is hereby amended in the following manner:

In the fourth line of Paragraph 4.9, the following words are hereby inserted after the word “thereof”: “unless the Construction Manager has information to the contrary as to the accuracy or completeness of this information”.

4.11    Paragraph 4.11 is hereby amended in the following manner:

(A)    In the fourth line of Paragraph 4.11, the following words are hereby inserted after the word “which”: “are or”.

(B)    The phrase “be subject to the same obligations and to have the same rights as the Contractor” is deleted from the end of the last sentence of Paragraph 4.11 and replaced with the following words: “not impact the Construction Manager’s responsibilities under this Agreement”.

4.13    New Subparagraph 4.13 is added as follows:

Owner shall furnish for the site of the Project all necessary surveys describing the physical characteristics, soil reports and subsurface investigations, legal limitations, utility locations and a legal description. Owner shall hold Construction Manager harmless from any and all liability associated with hazardous or contaminated materials encountered on the site (and not brought to the site by Construction Manager). Owner is responsible for the handling of all archeological sites and will keep Construction Manager informed concerning the restrictions imposed by same.

ARTICLE 5

5.1.2    Subparagraph 5.1.2 is hereby amended in the following manner:

(A)    In the second line of Subparagraph 5.1.2, the word “current” is hereby deleted and replaced with the word “applicable”.

(B)    In the fifth line of Subparagraph 5.1.2, the words “In addition during Construction” are hereby deleted and replaced with the words “In addition a contingency in an amount, approved by the Owner, is to be included.”

(C)    In the tenth line of Subparagraph 5.1.2, the following words are hereby inserted after the word “and”: “of the”.

(D)    In the eleventh line of Subparagraph 5.1.2, the following phrase is hereby inserted after the word “consultants”: “approved in advance by the Owner, in writing”

5.1.3    Subparagraph 5.1.3 is hereby amended in the following manner:

The last sentence of Subparagraph 5.1.3 is hereby deleted in its entirety

5.2.2    Subparagraph 5.2.2 is hereby deleted in its entirety and replaced as follows:

Construction Manager acknowledges that Owner has set the fixed limit of Construction Cost for the Project at the following amount: $ 666,741,500.00. Construction Manager will assert best efforts to assist Owner in controlling Construction Costs to ensure that the fixed limit is not exceeded; provided, however, that it is understood and agreed that Construction Manager shall not be responsible to Owner in the event such fixed limit is exceeded.

All parties including the Owner, the Design Professional and other consultants and Contractors shall acknowledge their respective obligations to perform in accordance with the fixed limit of Construction Cost.

5.2.3    Subparagraph 5.2.3 is hereby deleted in its entirety.

5.2.4    Subparagraph 5.2.4 is amended by deleting the phrase: “(adjusted as provided in Subparagraph 5.2.3)”.

ARTICLE 6

6.1    Paragraph 6.1 is hereby deleted in its entirety.

6.2    Paragraph 6.2 is hereby deleted in its entirety.

ARTICLE 7

7.1    Paragraph 7.1 is hereby deleted in its entirety, and replaced as follows:

The Construction Manager acknowledges that the preparation of all drawings, specifications and other documents or instruments of service prepared by, made, conceived or written by the Design Professional or the Construction Manager solely and uniquely on this Project under the Design Professional Agreement or the Agreement are produced as “work for hire”, and all such items shall be the property of the Owner at all times during the Term of this Agreement and thereafter.

ARTICLE 8

Article 8 is hereby deleted in its entirety and replaced as follows:

8.1    The Owner and the Mohegan Tribe of Indians of Connecticut (“Tribe”) shall comply with the following covenants until any and all disputes, claims, and/or causes of action arising under the Agreement (“Dispute”) have been resolved and all sums payable to the Construction Manager under the Agreement have been paid:

(a)    The Owner shall conduct all gaming activities of the Tribe and shall operate the Project and/or the existing Mohegan Sun Casino as a Casino and related resort.

(b)    The Tribe shall take no action, which would cause the Owner to breach any of the covenants contained in this Article including, but not limited to, the covenants contained in paragraph 8.1 (a).

(c)    The Owner and the Tribe shall refrain from asserting that the provisions of this Article are not valid, binding and legally enforceable against the Owner and the Tribe, and shall reaffirm in writing upon request the valid, binding and enforceable nature of the provisions of this Article.

(d)    The Owner and the Tribe shall do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83 and as an Indian Tribal Government pursuant to Section 7701 (a) (40) (A) and 7871 (a) of the Internal Revenue Code, Title 26 U.S.C.

(e)    The Tribe shall continuously maintain the existence of the Owner as a governmental instrumentality of the Tribe.

(f)    The Owner and the Tribe represent that the Owner currently owns the Project and the existing Mohegan Sun Casino including, but not limited to, the undistributed and/or future revenues of the Project and/or the existing Mohegan Sun Casino (subject to the rights of the Bank of America National Trust and Savings Association, as Administrative Agent, and the holders of any other secured debt, whether now existing or hereafter created). The Owner and the Tribe shall not transfer any of that ownership interest to any other corporation, person or business entity (except for transfers to secure indebtedness of the Owner, except for the sale or other disposition of obsolete assets or assets no longer used in the operation of the Owner’s business, and except for other transfers, including distributions to the Tribe, in the ordinary course of the operation of the Owner’s business), unless such corporation, person or other business entity first executes a written guaranty, in a form satisfactory to the Construction Manager, wherein the corporation, person or other business entity guarantees and assumes the obligations of the Owner under this Agreement, including, but not limited to, the security obligations arising under Paragraph 8.3 (c). Regardless, a transfer of any ownership interest in the Project or in the existing Mohegan Sun Casino to any other corporation, person or business entity will not relieve the Owner of its responsibilities under this Agreement nor the Tribe of its responsibilities under Article 8.

(g)    Neither the Tribe nor the Owner shall adopt, enact, promulgate or otherwise place into effect any Tribal Law which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of the Construction Manager under this Agreement (it being understood and agreed that any such

Tribal Law which is adopted, enacted, promulgated or otherwise placed into effect without the written consent of the Construction Manager shall, with respect to the rights and remedies and the obligations of the Construction Manager thereunder, be void and of no effect).

(h)    The Tribe will not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise materially adversely effect any of the rights and remedies of the Construction Manager under this Agreement.

(i)    The Tribe will not nor will it permit the Owner or any of the Tribe’s representatives, political sub units, agencies, instrumentalities, or councils, to exercise any power of eminent domain over the existing Mohegan Sun Casino and/or the Project. Except as required by State or Federal Law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse effect upon the rights of the Construction Manager under this Agreement.

(j)    The Tribe agrees that, upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to the Owner, the Construction Manager shall be entitled to receive payment in full of all obligations under this Agreement before any payment or distribution (except for administrative costs or other allowable claims) is made to the Tribe.

(k)    The Tribe agrees that any action taken in violation of Paragraph 8.1 shall be deemed in contravention of Article XIV (entitled “Non-Impairment of Contracts”) of the Constitution.

8.2     (a)    The Owner and the Tribe hereby expressly, unequivocally and irrevocably waive the sovereign and/or tribal immunity of the Owner from unconsented suit for the limited purpose of permitting the commencement, maintenance, and enforcement of any action against the Owner by the Construction Manager for any Dispute.

(b)    The Tribe hereby expressly, unequivocally and irrevocably waives the sovereign and/or tribal immunity of the Tribe from unconsented suit for the limited purpose of permitting the commencement, maintenance and enforcement of any action against the Tribe by the Construction Manager for any breach of the covenants of the Tribe set forth in paragraph 8.1 and the representation of the Tribe set forth in paragraph 8.2(d), it being expressly understood that (1) the waivers and consents contained in this paragraph 8.2 (b) are not limited to actions, against the Owner, (2) any actions described in this paragraph 8.2 (b) may be brought against the Tribe, (3) the Construction’s Manager’s damages shall be limited to direct damages to the Construction Manager as a result of the Tribe’s breach of the covenants and/or representation as aforesaid and may include all amounts due the Construction Manager from the Owner under the Agreement and (4) any recovery upon any judgment resulting from any such action may be had against the assets and revenues of the Tribe. Except as specifically provided in this Article, neither the Tribe nor any director, officer or office holder, employee, agent, representative or member of the Owner or the Tribe, as such, shall have any liability for any obligations of the Owner under this Agreement.

(c)    Subject to the provisions of this Article, the Owner and the Tribe hereby consent to the jurisdiction of any State or Federal Court of competent jurisdiction of the State of Connecticut or as more fully described herein. Service of Process shall be effected by delivery, in hand or by registered United States mail, to the Owner’s and/or the Tribe’s Chairman or Vice-Chairman at the address set forth in Paragraph 14.6.1.

(d)    As a material inducement for the Construction Manager to enter into this Agreement, the Owner and the Tribe represent that they have obtained any and all resolutions, approvals or other actions of the governing bodies of the Owner and the Tribe which may be required to support or authorize the execution of this Agreement including, but not limited to, a waiver of sovereign and/or tribal immunity by the Owner, a ratification of this Agreement by the Owner, a waiver of sovereign and/or tribal immunity by the Tribe and an adoption and ratification by the Tribe of the provisions of Article 8. Copies of any such resolutions shall be supplied to the Construction Manager upon request and, in any event, copies of the Owner’s ratification of this Agreement along with the Tribe’s adoption and ratification of the provisions of Article 8 shall be supplied to the Construction Manager prior to the execution of the Agreement.

(e)    The Owner and the Tribe further expressly and unequivocally waive any right that they may have to claim that the Mohegan Tribe Gaming Disputes Court or any other Tribal Court has jurisdiction over any Dispute. In addition the Construction Manager shall not be required to exhaust any remedies it may have had in any Tribal Court before exercising its rights under this Article.

(f)    This limited waiver of sovereign immunity shall apply to any action instituted by the Construction Manager against the Owner and/or the Tribe for money damages, injunctive relief or declaratory relief.

8.3    (a)    Litigation in a State or Federal Court of competent jurisdiction located in the State of Connecticut shall be the only remedy available to either Party and to the Tribe to resolve any and all Disputes. Accordingly, neither the Parties nor the Tribe shall have the right to demand arbitration for any Dispute. Provided, however, if no State or Federal Court located within the State of Connecticut will exercise jurisdiction over a particular Dispute, that Dispute will be settled by arbitration in New London County, Connecticut, in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, and any award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any State or Federal Court having jurisdiction thereof.

(b)    In any such litigation or arbitration, the prevailing Party (including the Tribe in any action under this Article 8) shall be entitled to recover its attorney’s fees and other costs of litigation from the non-prevailing Party, including, the attorney’s fees and costs incurred in any appeals.

(c)    In conjunction with the provisions of this Article, the Construction Manager may encumber or seek satisfaction of judgment from the undistributed and/or the future revenues of the Project and/or the existing Mohegan Sun Casino. The Owner and the Tribe expressly agree that these revenues may be subject to levy, attachment and/or execution under Connecticut law to satisfy any judgment obtained or to be obtained against the Owner and/or the Tribe. Except for claims against the Tribe arising under paragraph 8.2(b) of this Article, the Construction Manager agrees that it will not encumber or seek satisfaction of judgment from any assets of the Tribe.

8.4    Except as provided under Articles 12 and 13 and notwithstanding anything else in the Agreement to the contrary, the Construction Manager, the Owner and the Tribe shall not be liable to each other for any indirect, incidental and/or consequential damages arising out of the performance and/or the non-performance of this Agreement including, but not limited to, the loss of any gaming, hotel, rental, Convention Center and/or Arena revenues related to any delay to the Project. Notwithstanding anything else in the Agreement to the contrary, the Construction Manager’s liability for any damages resulting from Construction Manager’s malfeasance in the performance of this Agreement which are not covered by insurance shall not exceed an aggregate amount equal to the amount of the Construction Manager’s Fee, as defined in Article 13 of this Agreement, paid or due and payable to the Construction Manager under this Agreement.

ARTICLE 9

9.2    Paragraph 9.2 is hereby amended in its entirety as follows:

If the Project is suspended by the Owner in writing to the Construction Manager for more than 30 consecutive days, the Construction Manager shall be compensated for services performed prior to notice of such suspension and during the suspension period; provided, however, such suspension is not as a result of the actions or in-actions of the Construction Manager, and provided further that the Construction Manager is in compliance with the Contract Documents.

9.3    Paragraph 9.3 is hereby amended in the following manner:

In the third line of Paragraph 9.3, the phrase “, in the event giving written notice” is hereby deleted in its entirety.

9.5    Paragraph 9.5 is hereby amended in the following manner: In the eighth line of Paragraph 9.5, the following phrase is hereby inserted after the phrase “services,”: “in accordance with this Paragraph 9.5,”.

9.7    Paragraph 9.7 is hereby amended by inserting the following phrase after the word “termination” in the second line: “other than those expenses that are not reimbursable pursuant to Paragraph 12.2”.

ARTICLE 10

10.1    Paragraph 10.1 is hereby amended by deleting the phrase” place where the Project is located”, and inserting the following language: “State of Connecticut.”

10.3 Paragraph 10.3 is deleted in its entirety.

10.5    Paragraph 10.5 is hereby amended in the following manner:

In the seventh line of Paragraph 10.5, the following is hereby inserted after the word “other”: “provided however, the Construction Manager hereby consents to the Owner’s assignment of this Agreement to any lender(s). As such, the Construction Manager shall execute any documentation reasonably required by any lender(s) in connection with any such assignment to a lender. In such an event the Construction Manager agrees and acknowledges that such lender(s) shall be a successor to the Owner under the Agreement, provided only that all payments due the Construction Manager under this Agreement are current and such lender(s) continue to make all payments due to the Construction Manager hereunder. Any such lender(s) shall succeed to the rights and obligations of the Owner hereunder.”.

10.6    Paragraph 10.6 is hereby amended in the following manner:

At the end of Paragraph 10.6 the following is hereby added:

No term, condition, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the provisions of this Agreement shall be effective or binding upon the parties unless same is hereafter effected in writing.

10.9    Paragraph 10.9 is hereby added as follows:

Notwithstanding anything to the contrary contained elsewhere in the Agreement, the Construction Manager agrees to comply with all other requirements of the Administrative Agent (as hereinafter defined) and the Owner’s title insurer for the making of any payments due under the Agreement (including all progress payments, retainage or the final payment). The Construction Manager hereby waives all claims against the Owner except for interest provided in Subparagraph 13.5.2, if any, due to any delay in the making of any payments under this Agreement on account of the failure of the Administrative Agent to timely process progress payments, retainage or the final payment. The Construction Manager further agrees to execute such consents to assignments, and other documents, as are requested by the Owner, from time to time, in connection with the Owner’s current financing or any other form of financing that the Owner obtains, or attempts to obtain, in order to use any or all of the proceeds thereof in connection with the Project (the “Project Financing”). Further, the Construction Manager agrees to: (a) provide information to the Construction Consultant for the Administrative Agent as requested in preparation of monthly Construction Progress Reports; (b) certify as required that the improvements constructed as of the date of each Construction Project Report conforms to the Construction Documents in all material respects; and (c) certify as required by such Construction Consultant for the Administrative Agent as true and correct the then current construction plans. In addition, in the event that the Owner obtains Project Financing and it becomes necessary in connection therewith to suspend the Work to satisfy the requirements of the Administrative Agent, and/or any future lenders, and effectuate such Project Financing, the Construction Manager shall cooperate by stopping the Work, as necessary, and by providing the waivers, releases, subordinations and other documents required by the Owner from the Construction Manager, and from all consultants and contractors, at any tier, and subsequently recommencing the Work.

10.10    Paragraph 10.10 is hereby added as follows:

In addition to any other requirements of the Agreement, as a condition precedent to the Owner’s obligation to make progress payments to the Construction Manager as provided in Articles 12 and 13 of this Agreement, it is expressly agreed that the Construction Manager shall deliver the following documentation to the Owner: (a) as a part of the first payment application from the Construction Manager, the Individual Subordination of Mechanic’s Lien as to Lien of Mortgage from the Construction Manager and from any consultant and contractor, at any tier, who furnished services o the Construction Manager in connection with the Construction Manager’s Work on the Project at any time on or prior to March 3, 1999, and an Individual Subordination of Mechanic’s as to Lien of Mortgage from any first tier consultant and contractor, who furnished services to Construction Manager in connection with Construction Manager’s Work on the Project, at any time during the applicable payment period, in the form attached hereto and made a part hereof as Exhibit G; (b) as a part of each progress payment application, the Individual Conditional Waiver of Mechanic’s Lien from the Construction Manager and an Individual Conditional Waiver of Mechanic’s Lien from any first tier consultant and contractor,, who furnished services to the Construction Manager in connection with the Construction Manager’s Work on the Project, at any time during the applicable payment period, in the form attached hereto and made part hereof as Exhibit H; and (c) within seven (7) days of the Owner’s request for same, a current list of all consultants and contractors, at any tier, who furnished services to the Construction Manager in connection with the Construction Manager’s Work on the Project at any time. Submission by the Construction Manager of its payment application shall constitute a representation by the Construction Manager that it has obtained such lien waivers from each of its consultants and contractors at any tier.

10.11    Paragraph 10.11 is hereby added as follows:

In addition to any other requirements of the Agreement, as a condition precedent to the obligation to make final payment to the Construction Manager for services performed under this Agreement, it is expressly agreed that the Construction Manager shall furnish to the Owner an Individual Waiver of Mechanic’s Lien from the Construction Manager and an Individual Waiver of Mechanic’s Lien from any consultant and contractor, at any tier, who furnished services to the Construction Manager in connection with the Construction Manager’s Work on the Project, at any time, in the form attached hereto and made part hereof as Exhibit I.

10.12    Paragraph 10.12 is hereby added as follows:

In addition to any other requirements of the Agreement, as a condition precedent to the Construction Manager’s release of any progress payments to the Contractor it is expressly agreed that the Construction Manager shall obtain from the Contractor and deliver to the Owner the following documentation: (a) as a part of the first payment application from any Contractor, the Individual Subordination of Mechanic’s Lien as to Lien of Mortgage from the Contractor and from any consultant and contractor, at any tier, who furnished services to the Contractor in connection with the Contractor’s Work on the Project at any time on or prior to March 3, 1999, and an Individual Subordination of Mechanic’s as to Lien of Mortgage from any first tier consultant and contractor, who furnished services in connection with the Project, at any time during the applicable payment period, in the form attached hereto and made a part hereof as Exhibit G; (b) as a part of each progress payment application, the Individual Conditional Waiver of Mechanic’s Lien from the Contractor and an Individual Conditional Waiver of Mechanic’s Lien from any first tier consultant and contractor, who furnished services in connection with the Project, at any time during the applicable payment period, in the form attached hereto and made part hereof as Exhibit H; and (c) within seven (7) days of the Owner’s request for same, a current list of all consultants and contractors, at any tier, who furnished services for the Project at any time.

10.13    Paragraph 10.13 is hereby added as follows:

In addition to any other requirements of the Agreement, as a condition precedent to the obligation to make final payment to the Contractor for services performed under this Agreement, it is expressly agreed that the Construction Manager shall obtain from the Contractor and furnish to the Owner an Individual Waiver of Mechanic’s Lien from the Contractor and an Individual Waiver of Mechanic’s Lien from any consultant and contractor, at any tier, that Construction Manager is aware of, who furnished services in connection with the Project, at any time, in the form attached hereto and made part hereof as Exhibit I.

10.14    Paragraph 10.14 is hereby added as follows:

Construction Manager shall comply with the requirements of the Owner so the Construction Manager’s Work on the Project will be exempt from Connecticut Sales Tax as set forth in the Sales Tax Exemption Certificate attached hereto as Exhibit P.

10.15    Paragraph 10.15 is hereby added as follows:

The Construction Manager hereby acknowledges, agrees, and represents, in connection with the Work, that the term “Laws” as applies to all codes, laws, ordinances, rules and regulations, as may be amended from time to time, affecting the environment, public health and safety, gaming operations, the real property comprising the Project site, fire safety and traffic requirements which would be applied to the Project shall include existing Tribal (, a copy of which has been delivered by the Owner to the Construction Manager), Connecticut or Federal statutes or regulations.

10.16    Paragraph 10.16 is hereby added as follows:

The real property comprising the Project site where the Work will be performed is more particularly described in Exhibit J, attached hereto and made part hereof this reference. The Owner possesses a leasehold Interest in such real property.

ARTICLE 11

Article 11 is hereby deleted in its entirety and replace with the following language:

11.1    It is understood and agreed that Owner shall provide an Owner Controlled Insurance Program (the “OCIP”) substantially in the form of the attached Exhibit K. Construction Manager agrees to comply with the terms and conditions of the OCIP. Except for Professional Liability Insurance, which the Owner shall procure and maintain as specified in Article 3 of the OCIP, the Owner may, in its sole discretion, without any obligation to do so, elect not to furnish all or any portion of the insurance coverage specified in the OCIP. In the event that the Owner provides written notice to the Construction Manager that the Owner shall not furnish one or more of the categories of the insurance coverages described in the OCIP, the Construction Manager shall, in accordance with the terms of such written notice, within thirty (30) days of its receipt of such notice from the Owner, obtain, in accordance with the Owner’s notice, insurance coverage for all operations and Work performed at or emanating directly from the Project Site (“Alternative Insurance”). The Construction Manager shall maintain the Alternative Insurance in accordance with the Owner’s notice.

11.2    In the event that the Owner requires the Construction Manager to provide Alternative Insurance, the Owner and the Construction Manager shall execute a Change Order for the actual cost to furnish such insurance. The Construction Manager shall submit evidence of the cost of the Alternative Insurance in a form acceptable to the Owner.

11.3    The Alternative Insurance secured by the Construction Manager pursuant to the Owner’s notice provided under subparagraph 11.1 shall be in policies subject to the Owner’s approval as to form, content, limits of liability, cost and issuing company.

11.4    The Owner’s election not to furnish all, or any portion(s) of, the insurance coverage specified in the OCIP may apply to the Construction Manager, any contractor or consultant to the Construction Manager, at any tier, or to any or all of the Contractors, Subcontractors or sub-subcontractors. Furthermore, upon such election, the Owner shall no longer be obligated to furnish the portion(s) of insurance specified in the OCIP which is affected thereby.

ARTICLE 12

12.1.1    Subparagraph 12.1.1 is hereby amended in the following manner:

(A)    In the third line of Subparagraph 12.1.1 the following words are hereby inserted after the word “Project”: “both on-site and off-site”.

(B)    The following language is inserted at the end of Subparagraph 12.1.1: “The Construction Manager shall propose an employee package to the Owner, in writing, for each employee. Each such package shall set forth all Direct Personnel Expenses which would need to be paid by the Owner for the Construction Manager to engage such employee for the Project. The Owner shall notify the Construction Manager of its acceptance, or otherwise, of each such package within fifteen (15) days of receipt of same, or be deemed accepted.”

12.2    Article 12.2 is hereby deleted in its entirety and replaced as follows:

REIMBURSABLE EXPENSES:    Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses necessarily incurred by the Construction Manager in the proper performance of the Work. Reimbursable expenses shall not include:

(a)    Salaries and other compensation of the officers of the Construction Manager stationed at the Construction Manager’s principal office or other divisional or subsidiary offices other than those set forth on Exhibit L.

(b)    Expenses of the Construction Manager’s principal office and other divisional or subsidiary offices other than those set forth on Exhibit L.

(c)    Overhead and general expenses, except as may be expressly included in Exhibit L.

(d)    The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work.

12.3.1    Subparagraph 12.3.1 is hereby deleted in its entirety.

12.3.2    Subparagraph 12.3.2 is hereby deleted in its entirety.

12.3.3    The reference to “Subparagraph 13.3.1” at the end of Subparagraph 12.3.3 is hereby changed to “Subparagraph 13.2.1”.

12.3.4    Subparagraph 12.3.4 is hereby deleted in its entirety.

12.4    Paragraph 12.4 is hereby deleted in its entirety.

12.6.1    Subparagraph 12.6.1 is hereby amended in the following manner:

(A)    In the second line of Subparagraph 12.6.1, the word “Additional” is hereby deleted and replaced with the word “Basic”.

(B)    In the second line of Subparagraph 12.6.1, the following word is hereby inserted after the word “and”: “other”.

(C)    In the second line of Subparagraph 12.6.1, the words “on the basis Personnel Expense” are hereby deleted in their entirety and replaced with the words “for the Project”.

(D)    In the fifth line of Subparagraph 12.6.1, the words “at mutually convenient times” are hereby deleted and replaced with the words “upon the Owner’s request therefor”.

ARTICLE 13

13.1    Paragraph 13.1 is hereby deleted in its entirety.

13.2.1    Subparagraph 13.2.1 is hereby amended in the following manner:

(A)    In the first line of Subparagraph 13.2.1, the phrase “in Article 14” is hereby deleted in its entirety.

(B)    At the end of Subparagraph 13.2.1 the following is hereby added:

The Construction Manager’s compensation for the complete and proper performance of all Basic Services in accordance with the Agreement, shall be the sum of the Fee, plus the Construction Manager’s Direct Personnel Expense, plus the General Conditions Cost, plus all other Reimbursable Expenses not excluded in Subparagraph 12.2.2.

(a)    The Fee.    The fee for the Basic Services shall be the stipulated sum of NINETEEN MILLION DOLLARS ($19,000,000.00) if the Construction Costs is between Six Hundred Million Dollars and Six Hundred and Fifty Million Dollars and TWENTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($20,500,000.00) if the Construction Costs exceed Six Hundred and Fifty Million Dollars (the “Construction Manager’s Fee”). The Construction Manager’s Fee includes a fee amount for pre-construction, construction, and post-construction services, and a bonus program for the Construction Manager’s Personnel, (which is deemed to include all agents, employees and servants of the Construction Manager, its partners, parents, affiliates, subsidiaries etc. at any level, including, without limitation, all contractors and consultants); a fee amount for all supervision and management required for the Project including, without limitation, all of the Construction Manager’s home and regional office overheads attributable to the Project (excluding only the overhead costs reimbursable set forth in Subparagraph 13.2.1(c) of this Agreement) and the Construction Manager’s profit for the Project. The Construction Manager’s Fee shall be a fixed amount for the term of the Project. The amount of Construction Manager’s Fee shall be distributed in accordance with the Construction Manager’s Fee Schedule, attached hereto as Exhibit M. The Fee shall not be subject to adjustment for the duration of the Project unless (i) any single Change Order greater than Ten Million Dollars ($10,000,000.00) occurs resulting from a Program change, (ii) the Project extends beyond June 30, 2002 as a result of a significant scope change, or (iii) the Work is suspended or delayed beyond June 30, 2002.

(b)    The Construction Manager’s Direct Personnel Expense.    Notwithstanding anything contained in this Agreement to the contrary, the Construction Manager’s Direct Personnel Expense to be reimbursed in connection with the Project shall be computed based upon the rates for actual personnel costs, as set forth in Subparagraph 12.1.1, for the personnel providing on-site and off-site representation in accordance with this Agreement at the Owner’s request therefor. The Construction Manager agrees that certain personnel shall be paid based upon monthly and weekly rates, while the remainder of the personnel shall be based upon hourly rates. The Construction Manager’s Direct Expense shall be computed and reimbursed pursuant to Paragraph 14.2 and Subparagraph 13.4.1 of the Agreement based upon monthly, weekly or hourly rates applicable to the personnel performing the services in accordance with this Agreement and pursuant to the Owner’s request therefor.

(c)    Provided that the Construction Manager commences and performs the Basic Services in accordance with the Agreement, the Owner and the Construction Manager expect that Substantial Completion of the entire Project shall be achieve in accordance with the Contract Documents on

March 2, 2002, and the completion of the Construction Manager’s Basic Services shall be the later of One Hundred and Twenty (120) calendar days after the date of Substantial Completion or the final close-out of all Contracts for Construction. Construction Manager’s General Conditions shall be extended for the duration of the extended services beyond the dates listed above.

13.3    Paragraph 13.3, including all Subparagraphs under 13.3, is hereby deleted in its entirety.

13.4    Paragraph 13.4.1 is hereby deleted in its entirety and replaced with the following:

FOR REIMBURSABLE EXPENSES, as described in Paragraph 12.2, and any other items included in Article 14 as Reimbursable Expenses, a multiple of One (1) times the expenses incurred by the Construction Manager for Construction Manager’s on site employees, and a multiple of one point three five (1.35) times the expenses incurred by the Construction Manager for Construction Manager’s off- site employees.

13.5.1    Subparagraph 13.5.1 is hereby deleted in its entirety.

13.5.2    Subparagraph 13.5.2 is hereby deleted in its entirety and replaced as follows:

Payments due and payable under this Agreement (“Approved Payments”) are to be made within eleven (11) days from the date of Owner’s receipt of the Construction Manager’s invoice (the “Due Date”). Approved Payments not paid within thirty (30) days after the Due Date shall bear interest from such date at the rate being charged by banks in the United States of America as the “prime rate” published in the Wall Street Journal, provided, however, such interest rate shall not exceed Ten Percent (10%) per annum.

13.5.3    Subparagraph 13.5.3 is hereby deleted in its entirety and replaced as follows: “The rates for the Construction Manager’s employees providing Basic Services shall be annually adjusted in accordance with normal salary review practices of the Construction Manager.”

ARTICLE 14

Article 14 is hereby amended and replaced in its entirety as follows: